Exhibit 2

Execution Version

VOTING AND STANDSTILL AGREEMENT

THIS VOTING AND STANDSTILL AGREEMENT (this “Agreement”), dated as of November 16, 2015 (the “Effective Date”), is by and among Tyler Technologies, Inc., a Delaware corporation (“Tyler”), and the Persons listed on Schedule A (the “Leinweber Stockholders”).

RECITALS

A.            Tyler, Brinston Acquisition, LLC, a Delaware limited liability company wholly owned by Tyler (“Merger LLC”), New World Systems Corporation, a Michigan corporation (“NWS”), and Larry D. Leinweber (“Leinweber”) entered into an Agreement and Plan of Merger, dated as of September 30, 2015 (the “Merger Agreement”), pursuant to which, as of the Effective Date, NWS merged with and into Merger LLC (the “Merger”), with Merger LLC as the surviving entity of the Merger.

B.            Pursuant to the Merger, the Leinweber Stockholders acquired record or beneficial ownership shares of Tyler Common Stock.

C.            As a condition to the Merger, Leinweber agreed to enter into this Agreement and to cause the other Leinweber Stockholders to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereby agree as follows:

1.             Certain Definitions.  Capitalized terms used herein and not defined elsewhere in this Agreement shall have the following meanings given such terms:

“Affiliate” of, or “Affiliated” with, means, when used with respect to a specified Person, any other Person controlling, directly or indirectly controlled by, or under common control with the specified Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities or by contract.

“Affiliate Transferee” means any transferee of any Shares that is an Affiliate of a Leinweber Stockholder.

“Beneficial Owner” or “Beneficial Ownership” (including any variant thereof) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, or court or quasi-governmental authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, which term includes a “group” as such term is defined in Section 13(d)(3) of the Exchange Act.

“Shares” means (a) all outstanding shares of Tyler Common Stock Beneficially Owned by a Leinweber Stockholder, or which a Leinweber Stockholder has the right to acquire, as of the Effective Date, and (b) all additional outstanding shares of Tyler Common Stock acquired by a Leinweber Stockholder or its Affiliates and Beneficially Owned during the Term (as defined in Section 8).  In the event of any change in the number of issued and outstanding shares of Tyler Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Tyler Common Stock), combination, reorganization, recapitalization, or other like change, conversion, or exchange of shares, or any other change in the corporate or capital structure of Tyler, the term “Shares” shall be deemed to refer to and include the Shares described in the first sentence of this paragraph, as well as such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, gift, placement in trust, or other disposition of such security or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or Beneficial Ownership thereof, the offer to make such a sale, transfer, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

“Third Party” means a Person other than Tyler or a Leinweber Stockholder or an Affiliate of Tyler or an Affiliate of any Leinweber Stockholder.

“Tyler Board” means the board of directors of Tyler (and any successor governing body of Tyler or any successor of Tyler).

“Tyler Common Stock” means the common stock, par value $0.01 per share, of Tyler and any other common equity securities issued by Tyler, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, or other corporate reorganization).

2.             Tyler Board; Voting for Directors.

(a)           Appointment.  As of the Effective Date, (i) the number of directors constituting the Tyler Board shall be increased from seven to eight and (ii) the Tyler Board shall elect Leinweber as a director to fill the vacancy created thereby, to serve until the next annual meeting of Tyler’s stockholders or until his earlier death, resignation, or removal.

(b)           Nomination; Vacancies; Changes in Designee.

(i)            From and after the Effective Date, and for so long as the Leinweber Stockholders Beneficially Own in the aggregate not less than 3% of the issued and outstanding shares of Tyler Common Stock, the Tyler Board will nominate Leinweber, or his designee, for election as a director at each annual meeting of Tyler’s stockholders.  If Leinweber wants the Tyler Board to nominate his designee, he will provide written notice thereof to the Tyler Board on or before the date set by the Tyler Board for finalizing nominees.  The Tyler Board will provide Leinweber not less than 30 days’ prior written notice of the date set by the Tyler Board for finalizing nominees.

(ii)           If, following the appointment of Leinweber as a director pursuant to Section 2(a) or following the election of Leinweber or his designee as a director following a nomination pursuant to Section 2(b)(i), Leinweber or such designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his term as a director, Leinweber shall, within 30 days of such event, notify the Tyler Board in writing of a replacement designee and either (A) the Tyler Board shall nominate such replacement designee for election as a director at a regular or special meeting of Tyler’s stockholders that shall be called for the purpose of filling positions on the Tyler Board, or (B) the Tyler Board shall elect such replacement designee to fill the unexpired term of the person who resigned, was removed, or was unable to serve.

(iii)          If, at any time, Leinweber does not desire to be nominated and fails to give notice of a designee to be nominated, or fails to give notice of a replacement designee, such position on the Tyler Board shall be vacant from the time of the applicable election or, if applicable, the existing vacancy.

(iv)          Without limiting Section 8, the parties hereto acknowledge and agree that upon the death of Leinweber, (A) David Leinweber shall be substituted for Leinweber in this Section 2(b) and Section 8, and (B) if at any time thereafter David Leinweber is unable or unwilling to serve in such capacity, then Ashley Leinweber shall be further substituted in his stead for purposes of this Section 2(b) and Section 8; provided that, (1) if Ashley Leinweber has then been designated in writing by Leinweber as his successor upon his death, then Ashley Leinweber shall be substituted for Leinweber for purposes of this Section 2(b) and Section 8, and (2) if at any time thereafter Ashley Leinweber is unable or unwilling to serve in such capacity, then David Leinweber shall be further substituted in Leinweber’s stead for purposes of this Section 2(b) and Section 8.

(c)           Voting for Directors; Irrevocable Proxy.

(i)            During the Term, each Leinweber Stockholder agrees to vote all Shares at any meeting of Tyler’s stockholders in favor of each nominee for director nominated by the Tyler Board.

(ii)           Each Leinweber Stockholder hereby appoints Tyler and any designee of Tyler, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the Term with respect to the Shares in accordance with Section 2(c)(i).  This proxy and power of attorney is given to secure the performance of the duties of such Leinweber Stockholder under this Agreement.  Such Leinweber Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  This proxy and power of attorney granted by such Leinweber Stockholder shall be irrevocable during the Term, is deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and hereby revokes any and all prior proxies granted by such Leinweber Stockholder with respect to the Shares. The power of attorney granted by such Leinweber Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death, or incapacity of such Leinweber Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

3.             Standstill.  During the Term, and except (i) with the prior and express written consent of Tyler, (ii) Tyler’s (or the Tyler Board’s) prior and express written approval of a transaction or transactions directly related thereto, or (iii) with regard to any transaction commenced by a Third Party involving a tender offer, proxy contest or other change of control of Tyler, no Leinweber Stockholder will take any of the following actions:

(a)           initiate, make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any Third Party with respect to the voting of any shares of Tyler Common Stock;

(b)           fail to vote their Shares in favor of the Tyler Board’s nominees for directors in accordance with Section 2(c)(i);

(c)   join in any stockholder demand for a special meeting of Tyler’s stockholders;

(d)           request that the Tyler Board waive any provision of this Section 3; or

(e)           form, join, or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act (other than a “group” consisting of Leinweber Stockholders and their respective Affiliates) in connection with any of the foregoing.

4.             Transfers of Shares.

(a)           Nothing in this Agreement shall restrict the Transfer of any Shares by a Leinweber Stockholder. Any Shares that are Transferred, other than those Transferred to an Affiliate Transferee (which shall remain subject to the terms of this Agreement), will not be subject to the terms of this Agreement.

(b)           As a condition precedent to any Transfer of Shares by a Leinweber Stockholder to an Affiliate Transferee, such Affiliate Transferee shall be required to execute a Joinder Agreement to this Agreement, in the form attached as Exhibit A, agreeing to be bound by the terms hereof.

5.             Action in Stockholder Capacity Only. No Leinweber Stockholder makes any agreement or understanding herein as a director or officer of Tyler, if applicable.  Each Leinweber Stockholder is entering into this Agreement solely in such Leinweber Stockholder’s capacity as the record holder or Beneficial Owner of the Shares, and nothing herein (i) shall limit or affect any actions taken in such Leinweber Stockholder’s capacity as an officer or director of Tyler, if any, or (ii) will be construed to prohibit, limit or restrict any Leinweber Stockholder from exercising his, her, or its fiduciary duties as an officer or director to Tyler or its stockholders.

6.             Representations, Warranties, and Covenants of the Leinweber Stockholders.

(a)           Each Leinweber Stockholder hereby represents and warrants, severally and not jointly, to Tyler as follows: (i) such Leinweber Stockholder has full power and authority to make, enter into, and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 2(c)(ii); (ii) as of the Effective Date, such Leinweber Stockholder does not Beneficially Own any securities of Tyler other than the shares of Tyler Common Stock acquired (or with respect to which such Leinweber Stockholder has the right to acquire) pursuant to the Merger; and (iii) this Agreement has been duly and validly executed and delivered by such Leinweber Stockholder and constitutes a valid and binding agreement of such Leinweber Stockholder enforceable against such Leinweber Stockholder in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) general equitable principles.  Each Leinweber Stockholder agrees to notify Tyler promptly of any additional Shares of which such Leinweber Stockholder becomes the Beneficial Owner after the Effective Date.

(b)           As of the Effective Date, except for this Agreement or as otherwise permitted by this Agreement, each Leinweber Stockholder has full legal power, authority, and right to vote all of the Shares Beneficially Owned by such Leinweber Stockholder without the consent or approval of, or any other action on the part of, any other Person or Governmental Authority. Without limiting the generality of the foregoing, each Leinweber Stockholder has not, other than by this Agreement and the Merger Agreement (and the agreements executed in connection therewith), entered into any voting agreement with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting such Leinweber Stockholder’s legal power, authority, or right to vote the Shares on any matter.

7.             Representations, Warranties and Covenants of Tyler.

(a)           Tyler hereby represents and warrants to the Leinweber Stockholders as follows: (i) Tyler has full power and authority to make, enter into, and carry out the terms of this Agreement; (ii) this Agreement has been duly and validly executed and delivered by Tyler and constitutes a valid and binding agreement of Tyler enforceable against Tyler in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) general equitable principles; and (iii) the execution and delivery of this Agreement and the performance by Tyler of its agreements and obligations hereunder will not (i) result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement or arrangement of law to which Tyler is a party or by which Tyler (or any of its assets) is bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not impair or adversely affect any Person’s rights under this Agreement or Tyler’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by Tyler herein, or (ii) require the consent, approval, or authorization of, or designation, declaration or filing with, any other Person on the part of Tyler in connection with the valid execution and delivery of this Agreement.

(b)           During the Term, Tyler shall provide Leinweber (or his designee pursuant to Section 2(b)(i)), with an office at Tyler’s Michigan location and secretarial support (who shall initially be Ruth Ann Hines), reasonably satisfactory to Leinweber.

8.             Termination. This Agreement shall be effective beginning on the Effective Date and shall continue until the later of (a) the third anniversary of the Effective Date and (b) the earlier to occur of (i) such date as Leinweber provides written notice to Tyler that he no longer wants the Tyler Board to nominate him or his designee and (ii) such date as Leinweber or his designee shall no longer have the right to do so pursuant to Section 2(b) (the “Term”), after which time this Agreement shall automatically terminate. No party shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

9.             Restrictive Legend.  Each certificate representing any of the Shares subject to this Agreement shall be marked by Tyler with a legend reading substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING AND OTHER RESTRICTIONS AS SET FORTH IN A VOTING AND STANDSTILL AGREEMENT AMONG TYLER TECHNOLOGIES, INC. AND CERTAIN STOCKHOLDERS.  A COPY MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION.  BY ACCEPTING ANY INTEREST IN SUCH SHARES, CERTAIN PERSONS HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AND STANDSTILL AGREEMENT IN ACCORDANCE WITH THE TERMS THEREOF.

10.          General Provisions.

(a)           Notices. All notices, requests, demands, and other communications required or permitted by this Agreement shall be given in accordance with Section 15.1 of the Merger Agreement.  Notices to any Leinweber Stockholder other than Leinweber shall also be sent to such Leinweber Stockholder’s address as set forth on Schedule A hereto.

(b)           Assignment and Successors. The respective rights and obligations of the parties shall not be assignable, other than by operation of law, without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, heirs, executors, administrators, legal representatives and permitted assigns.

(c)           Entire Agreement, Amendments, and Waiver.  This Agreement (together with any Schedules and Exhibits hereto and the Merger Agreement) contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof.  This Agreement may be amended, superseded, or canceled only by a written instrument duly executed by the parties specifically stating that it amends, supersedes, or cancels this Agreement.  Any of the terms of this Agreement and any condition to a party’s obligations hereunder may be waived only in writing by that party specifically stating that it waives a term or condition hereof.  No waiver by a party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

(d)           Governing Law; Consent to Jurisdiction; Disputes.

(i)            GOVERNING LAW.  THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION, OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) SHALL BE GOVERNED BY, ENFORCED IN ACCORDANCE WITH, AND INTERPRETED UNDER, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(ii)           CONSENT TO JURISDICTION.  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND APPROPRIATE APPELLATE COURTS THEREFROM, OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  THIS CONSENT TO JURISDICTION IS BEING GIVEN SOLELY FOR PURPOSES OF THIS AGREEMENT AND IS NOT INTENDED TO, AND SHALL NOT, CONFER CONSENT TO JURISDICTION WITH RESPECT TO ANY OTHER DISPUTE IN WHICH A PARTY TO THIS AGREEMENT MAY BECOME INVOLVED.  EACH PARTY CONSENTS TO PROCESS BEING SERVED BY ANY OTHER PARTY TO THIS AGREEMENT IN ANY PROCEEDING OF THE NATURE SPECIFIED IN THIS SECTION 10(d)(ii) BY THE MAILING OF A COPY THEREOF IN THE MANNER SPECIFIED BY THE PROVISIONS OF SECTION 10(a).

(iii)          Specific Performance; Injunctive Relief. The parties acknowledge that Tyler may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Leinweber Stockholder may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Tyler may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(iv)          Recovery of Costs and Attorneys’ Fees.  If there are any lawsuits or other proceedings arising out of or relating to this Agreement, after the entry of a final written non-appealable order, if one party has predominantly prevailed in the dispute, it shall be entitled to recover from the other party all court costs, fees, and expenses relating to such lawsuit or other proceeding, including reasonable attorneys’ fees that are specifically included in such court award.

(e)           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  Facsimile or other electronic transmission of any signed original document or retransmission of any such signed transmission will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile or other electronic transmission by signing a duplicate original document.

(f)            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of this Agreement and the transactions contemplated hereby that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g)           No Third-Party Beneficiaries.  Nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy, or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a Third-Party beneficiary contract.

(h)           Cooperation. Tyler and each Leinweber Stockholder agrees to cooperate fully with the other parties and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by another party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement.

(i)            Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

(j)            Construction.  The following rules of construction apply to this Agreement:  (i) whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include the masculine and feminine genders; (ii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement; (iii) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” unless already followed by words of similar import; (iv) the term “or” is not exclusive; (v) except as otherwise indicated, all references in this Agreement to “party” or “parties” are intended to refer to the parties to this Agreement; (vi) all references in this Agreement to a Section, Schedule, or Exhibit are intended to refer to a Section, Schedule, or Exhibit of this Agreement; and (vii) the descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TYLER:

TYLER TECHNOLOGIES, INC.

By:	/s/ H. LYNN MOORE, JR.
H. Lynn Moore, Jr.
Executive Vice President, General Counsel, and Secretary

LEINWEBER:

/s/ LARRY D. LEINWEBER
LARRY D. LEINWEBER

OTHER LEINWEBER STOCKHOLDERS:

Larry D. Leinweber, Trustee of the Fourth Amendment and Complete Restatement of the Larry D Leinweber Trust U/A/D 6/29/11

By:	/s/ LARRY D. LEINWEBER
Larry D. Leinweber, Trustee

Leinweber Trust FBO David L Leinweber UAD 12-21-12

By:	/s/ CLAUDIA V. BABIARZ
Claudia V. Babiarz, Trustee

Leinweber Trust FBO Ashley Leinweber UAD 12-21-12

By:	/s/ CLAUDIA V. BABIARZ
Claudia V. Babiarz, Trustee

Signature Pages to Voting and Standstill Agreement

Claudia V. Babiarz, Tr of the Larry D. Leinweber Irrevocable Trust U/A/D 5/28/04, fbo Ashley H. Leinweber

By:	/s/ CLAUDIA V. BABIARZ
Claudia V. Babiarz, Trustee

Claudia V. Babiarz, Tr of the Larry D. Leinweber Irrevocable Trust U/A/D 5/28/04, fbo Danica L. Treadwell

By:	/s/ CLAUDIA V. BABIARZ
Claudia V. Babiarz, Trustee

Claudia V. Babiarz, Tr of the Larry D. Leinweber Irrevocable Trust U/A/D 5/28/04, fbo David L. Leinweber

By:	/s/ CLAUDIA V. BABIARZ
Claudia V. Babiarz, Trustee

Claudia V. Babiarz, Tr of the Larry D. Leinweber Irrevocable Trust U/A/D 5/28/04, fbo Eric L. Leinweber

By:	/s/ CLAUDIA V. BABIARZ
Claudia V. Babiarz, Trustee

Signature Pages to Voting and Standstill Agreement

SCHEDULE A

Leinweber Stockholders

Name	Address

Larry D. Leinweber	888 West Big Beaver, Suite 600 Troy, MI 48084-4749

Larry D. Leinweber, Trustee of the Fourth Amendment and Complete Restatement of the Larry D Leinweber Trust U/A/D 6/29/11	1980 Tiverton Road Bloomfield Hills, MI 48304

Leinweber Trust FBO David L Leinweber UAD 12-21-12	1980 Tiverton Road Bloomfield Hills, MI 48304

Leinweber Trust FBO Ashley Leinweber UAD 12-21-12	1980 Tiverton Road Bloomfield Hills, MI 48304

Claudia V. Babiarz, Tr of the Larry D. Leinweber Irrevocable Trust U/A/D 5/28/04, fbo Ashley H. Leinweber	1980 Tiverton Road Bloomfield Hills, MI 48304

Claudia V. Babiarz, Tr of the Larry D. Leinweber Irrevocable Trust U/A/D 5/28/04, fbo Danica L. Treadwell	1980 Tiverton Road Bloomfield Hills, MI 48304

Claudia V. Babiarz, Tr of the Larry D. Leinweber Irrevocable Trust U/A/D 5/28/04, fbo David L. Leinweber	1980 Tiverton Road Bloomfield Hills, MI 48304

Claudia V. Babiarz, Tr of the Larry D. Leinweber Irrevocable Trust U/A/D 5/28/04, fbo Eric L. Leinweber	1980 Tiverton Road Bloomfield Hills, MI 48304

EXHIBIT A

Form of Joinder Agreement

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Voting and Standstill Agreement, dated as of November    , 2015 (the “Agreement”), by and among Tyler Technologies, Inc., a Delaware corporation (“Tyler”), and the Persons listed on Schedule A thereto (the “Leinweber Stockholders”).  The undersigned acknowledges that execution of this Joinder Agreement is a condition precedent to the transfer of shares of Tyler Common Stock from a Leinweber Stockholder (or Affiliate thereof) to the undersigned.

The undersigned acknowledges and agrees that he, she, or it has been given a copy of the Agreement, and the undersigned has had the opportunity to review it, ask questions of Tyler and the Transferring Leinweber Stockholder or Affiliate, and consult with legal counsel regarding execution of this Joinder Agreement.

By executing and delivering this Joinder Agreement to Tyler, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement in the same manner as if the undersigned were an original signatory to the Agreement.

Capitalized terms not otherwise defined in this Joinder Agreement shall have the meanings given to them in the Agreement.

The undersigned has executed and delivered to Tyler this Joinder Agreement effective as of the date set forth below.

Signature

Printed Name:

Date: